SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                  AMENDMENT NO.

                       Trump Hotels & Casino Resorts, Inc.
                       -----------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    89816810
                                    --------
                                 (CUSIP Number)



The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



         CUSIP No...................................................................................................        89816810
                                                                                                                           ---------
1.       NAME OF REPORTING PERSON...................................................................................   Conseco, Inc.
                                                                                                                       ------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON..........................................................      35-1468632
                                                                                                                       -------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)  [   ] (b) [ X ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION..................................................................Reporting Person is a
         Corporation organized under Indiana laws.  Principal office of Reporting Person is in Carmel, Indiana.


Number of                   5.      SOLE VOTING POWER...............................................................       2,010,000
                                                                                                                          ----------
Shares

Beneficially                6.      SHARED VOTING POWER.............................................................               0
                                                                                                                              ------
Owned By

Each                        7.      SOLE DISPOSITIVE POWER..........................................................       2,010,000
                                                                                                                          ----------
Reporting

Person With                 8.      SHARED DISPOSITIVE POWER........................................................               0
                                                                                                                              ------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           2,010,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           8.9%

12.      TYPE OF REPORTING PERSON...................................................................................             HC
                                                                                                                                ---




         CUSIP No...................................................................................................        89816810
                                                                                                                           ---------
1.       NAME OF REPORTING PERSON.................................................................................CIHC, Incorporated
                                                                                                                  ------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON..........................................................      51-0356511
                                                                                                                          ----------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)  [   ] (b) [ X ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION..................................................................Reporting Person is a
         Corporation organized under Delaware laws.  Principal office of Reporting Person is in Wilmington, Delaware.


Number of                   5.      SOLE VOTING POWER...............................................................       2,010,000
                                                                                                                          ----------
Shares

Beneficially                6.      SHARED VOTING POWER.............................................................               0
                                                                                                                              ------
Owned By

Each                        7.      SOLE DISPOSITIVE POWER..........................................................       2,010,000
                                                                                                                          ----------
Reporting

Person With                 8.      SHARED DISPOSITIVE POWER........................................................               0
                                                                                                                              ------


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           2,010,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           8.9%

12.      TYPE OF REPORTING PERSON...................................................................................              HC
                                                                                                                                 ---



         CUSIP No...................................................................................................        89816810
                                                                                                                           ---------
1.       NAME OF REPORTING PERSON..................................................................Bankers Life Insurance Company of
                                                                                                   ---------------------------------
                                                                                                      Illinois
                                                                                                      --------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON..........................................................      36-3851005
                                                                                                                          ----------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)  [   ] (b) [ X ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION..................................................................Reporting Person is a
         Corporation organized under Illinois laws.  Principal office of Reporting Person is in Chicago, Illinois.


Number of                   5.      SOLE VOTING POWER...............................................................       2,010,000
                                                                                                                          ----------
Shares

Beneficially                6.      SHARED VOTING POWER.............................................................               0
                                                                                                                              ------
Owned By

Each                        7.      SOLE DISPOSITIVE POWER..........................................................       2,010,000
                                                                                                                          ----------
Reporting

Person With                 8.      SHARED DISPOSITIVE POWER........................................................               0
                                                                                                                              ------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,010,000


10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [   ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            8.9%


12.      TYPE OF REPORTING PERSON...................................................................................           HC,IC
                                                                                                                              ------




CUSIP No............................................................................................................        89816810
                                                                                                                            --------
1.       NAME OF REPORTING PERSON..................................................................Bankers Life and Casualty Company
                                                                                                   ---------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON..........................................................      36-3851005
                                                                                                                         -----------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)  [   ] (b) [ X ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION..................................................................Reporting Person is a
         Corporation organized under Illinois laws.  Principal office of Reporting Person is in Chicago, Illinois.


Number of                   5.      SOLE VOTING POWER...............................................................       2,010,000
                                                                                                                          ----------
Shares

Beneficially                6.      SHARED VOTING POWER.............................................................               0
                                                                                                                              ------
Owned By

Each                        7.      SOLE DISPOSITIVE POWER..........................................................       2,010,000
                                                                                                                          ----------
Reporting

Person With                 8.      SHARED DISPOSITIVE POWER........................................................               0
                                                                                                                              ------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,010,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            8.9%

12.      TYPE OF REPORTING PERSON...................................................................................              IC
                                                                                                                                  --



Item 1(a).        Name of Issuer

                           Trump Hotels & Casino Resorts, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices

                           2500 Boardwalk
                           Atlantic City, New Jersey 08401

Item 2(a).        Name of Persons Filing

                           Conseco, Inc.; CIHC, Incorporated; Bankers Life Insurance Company of Illinois; and Bankers Life and Casualty Company

Item 2(b).        Address of Principal Business Office or, if none,
                  Residence
                           Conseco, Inc., 11825 North Pennsylvania Street, Carmel, Indiana 46032; CIHC, Incorporated, One Commerce Center, Suite 789, 1201 Orange Street, Wilmington, Delaware 19801; Bankers Life Insurance Company of Illinois, 222 Mechandise Mart Plaza, Chicago, Illinois 60654; Bankers Life and Casualty Company, 222 Merchandise Mart Plaza, Chicago, Illinois 60654

Item 2(c).        Citizenship
                           Conseco, Inc. - Indiana
                           CIHC, Incorporated - Delaware
                           Bankers Life Insurance Company of Illinois - Illinois Bankers Life and Casualty Company - Illinois

Item 2(d).        Title of Class of Securities
                           Common Stock

Item 2(e).        CUSIP Number
                           89816810


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



Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a

                 (a)      [ ]      Broker  or Dealer registered under Section 15
                                   of the Act

                 (b)      [ ]      Bank as defined in Section 3(a)(6) of the Act

                 (c)      [X]      Insurance Company as defined in Section
                                    3(a)(19) of the Act

                 (d)      [ ]      Investment Company as defined in Section 8 of
                                   the Investment Company Act

                 (e)      [ ]      Investment  Adviser as defined in Section 203
                                   of the Investment Advisers Act of 1940

                 (f)      [ ]      Employee   Benefit   Plan,    Pension    Fund
                                   which  is  subject to the  provisions  of the
                                   Employee  Retirement   Income Security Act of
                                   1974 or Endowment Fund; see Section 240.13d-
                                   1(b)(1)(ii)(F)

                 (g)      [X]      Parent  Holding  Company,  in accordance with
                                   Section  240.13d-1(b)(1)(ii)(G)   (Note:  See
                                   Item 7)

                 (h)      [ ]      Group, in accordance  with  Section  240.13d-
                                   1(b)(1)(ii)(H)

Bankers Life and Casualty Company is an insurance corporation. Bankers Life Insurance Company of Illinois is the direct parent of Bankers Life and Casualty Company and is an insurance corporation. CIHC, Incorporated is the direct parent holding company of Bankers Life Insurance Company of Illinois, and Conseco, Inc. is the direct parent holding company of CIHC, Incorporated.

Item 4.  Ownership

         Bankers Life and Casualty Company has the following ownership in the Common Stock:

                  (a)      Amount Beneficially Owned
                                    2,010,000


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



                  (b)      Percent of Class
                                    8.9%

                  (c)      Number of shares as to which such person has:
                             (i)    sole power to vote or to direct the vote
                                                     2,010,000
                            (ii)    shared power to vote or to direct the vote
                                                     0
                           (iii) sole power to dispose or to direct the disposition of
                                                     2,010,000
                            (iv) shared power to dispose or to direct the disposition of
                                                     0

Conseco, Inc., CIHC, Incorporated and Bankers Life Insurance Company of Illinois may be deemed to be the beneficial owners of such shares through their indirect or direct ownership in all of the capital stock of Bankers Life and Casualty Company.

Item 5.                    Ownership of Five Percent or Less of a Class

                           Not Applicable.

Item 6.                    Ownership of More Than Five Percent on Behalf of
                           Another Person

                           None.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                           See Item 3 hereof.

Item 8.                    Identification and Classification of Members of the
                           Group

                           Not Applicable.

Item 9.                    Notice of Dissolution of Group

                           Not Applicable.

Item 10.                   Certification

         The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 1998.





                                               CONSECO, INC.


                                               By: /S/ROLLIN M. DICK
                                                   ---------------------------
                                                   Rollin M. Dick, Executive
                                                     Vice President

                                               CIHC, INCORPORATED


                                               By: /S/WILLIAM T. DEVANNEY, JR.
                                                   ---------------------------
                                                    William T. Devanney, Jr.,
                                                     Senior Vice President



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



                                              BANKERS LIFE INSURANCE COMPANY
                                               OF ILLINOIS


                                              By: /S/DONALD F. GONGAWARE
                                                  ---------------------------
                                                  Donald F. Gongaware,
                                                   President


                                              BANKERS LIFE AND CASUALTY
                                               COMPANY


                                              By: /S/DONALD F. GONGAWARE
                                                  ---------------------------
                                                  Donald F. Gongaware,
                                                   President




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



                                  EXHIBIT INDEX



Exhibit 1 Joint Filing Agreement, dated February 13, 1998, by and among Conseco, Inc., CIHC, Incorporated, Bankers Life Insurance Company of Illinois, Bankers Life and Casualty Company.


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